Exhibit 7



                              Kiran C. Patel, M.D.
                          6800 N. Dale Mabry, Suite 268
                                 Tampa, FL 33614



                                             June 11, 1999



The 1818 Fund II, L.P.
c/o Brown Brothers Harriman & Co.
59 Wall Street
New York, New York  10005

Gentlemen:

                  Reference is made to the Exchange Agreement, dated as of June 11, 1999 (the "Exchange Agreement"), by and between The Wellcare Management Group, Inc., a New York corporation (the "Company"), and The 1818 Fund II, L.P., a Delaware limited partnership (the "Fund"). Capitalized terms used herein but not otherwise defined shall have the respective meanings assigned thereto in the Exchange Agreement.

                  The undersigned hereby agrees, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, to vote (or cause to be voted) all shares of Senior Convertible Preferred Stock, Series A and all shares of Common Stock held of record or beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned in favor of the amendment to the Company's Certificate of Incorporation contemplated by Section
4.1 of the Exchange Agreement. The undersigned acknowledges receipt and review of a copy of the Exchange Agreement.



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                  This letter may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.



                                             /s/ Kiran C. Patel
                                             ------------------------
                                             Kiran C. Patel, M.D.



Accepted and Agreed

The 1818 Fund II, L.P.

By:      Brown Brothers Harriman & Co.,
         its General Partner

         By:   /s/ Walter W. Grist
               ------------------------
                Name: Walter W. Grist
                Title: Senior Manager